Exhibit 99.1

Viking Therapeutics Announces Positive Top-Line Results from Phase 2 Study of VK2809 in Patients with Non-Alcoholic Fatty Liver Disease (NAFLD) and Elevated LDL-Cholesterol

Study Achieves Primary Endpoint, Demonstrating Statistically Significant Reductions in LDL-C in Patients Receiving VK2809

57% to 60% Median Liver Fat Reduction Observed in VK2809-Treated Patients

77% to 91% of VK2809-Treated Patients Experienced ≥ 30% Reduction in Liver Fat Content

VK2809 Shown to be Safe and Well-Tolerated with No SAEs Observed

Conference Call Scheduled for 8:00 a.m. ET Today

SAN DIEGO, CA – September 18, 2018 – Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced positive top-line results from a 12-week Phase 2 study of VK2809, its novel liver-selective thyroid receptor beta agonist, in patients with non-alcoholic fatty liver disease (NAFLD) and elevated low-density lipoprotein cholesterol (LDL-C).  The study successfully achieved its primary endpoint, with patients receiving VK2809 demonstrating statistically significant reductions in LDL-C compared with placebo.  In addition, the trial’s secondary endpoint was achieved, with VK2809-treated patients experiencing statistically significant reductions in liver fat content compared with placebo.  An abstract describing the results has been submitted for consideration for presentation at The Liver Meeting 2018, the annual meeting of the American Association for the Study of Liver Diseases (AASLD), scheduled for November 9-13, 2018 in San Francisco, CA.

Top-line study results include:

Reduction in LDL-C

Patients receiving VK2809 demonstrated statistically significant reductions in LDL-C of 20% or more, compared with placebo-treated patients.  In addition, VK2809-treated patients demonstrated statistically significant improvements in other lipids, including atherogenic proteins apolipoprotein B and lipoprotein (a).

Reduction in Liver Fat Content

Patients receiving VK2809 experienced statistically significant reductions in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF), relative to placebo after 12 weeks of treatment.

	VK2809 10 mg QOD	VK2809 10 mg QD	VK2809 combined	Placebo
Median relative change in liver fat by MRI-PDFF	-56.5% (p<0.01)	-59.7% (p<0.01)	-58.1% (p<0.01)	-8.9%
Percentage of patients experiencing ≥ 30% reduction in liver fat	76.9% (p=0.012)	90.9% (p<0.01)	83.3% (p<0.01)	18.2%

“This proof-of-concept study demonstrates robust improvement in liver fat by VK2809 versus placebo. The trial utilized a state-of-the-art method, MRI-PDFF, as a non-invasive quantitative biomarker of changes in liver fat content. Previous studies by our group have shown that a 30% or greater reduction in MRI-PDFF is associated with higher odds of histologic response in NASH. The quantum of liver fat reduction along with LDL-lowering properties of VK2809 are potentially likely to be beneficial in patients with non-alcoholic steatohepatitis (NASH) who have a significant risk of not only liver fibrosis progression but also cardiovascular disease,” stated Rohit Loomba, MD, MHSc, Director, NAFLD Research Center, and Professor of Medicine, University of California at San Diego.

Safety and Tolerability

No serious adverse events (SAEs) were reported among patients receiving VK2809 or placebo. Mean alanine aminotransferase (ALT) levels among patients receiving VK2809 were reduced from baseline relative to those of patients receiving placebo.  Among patients with elevated baseline ALT levels, those receiving VK2809 also demonstrated reduction relative to placebo.  There were no clinically or numerically meaningful differences in direct bilirubin, indirect bilirubin, alkaline phosphatase, or international normalized ration (INR) between patients treated with VK2809 or placebo.  In addition, no meaningful changes to the thyroid hormone axis were observed among VK2809-treated patients compared with placebo-treated patients.

VK2809 was also shown to be well-tolerated in this study.  Gastrointestinal-related side effects such as diarrhea and nausea were numerically higher in placebo-treated patients relative to VK2809-treated cohorts.  Further data on safety and tolerability from this study will be submitted for presentation at an upcoming medical conference.

“We are encouraged by the preliminary efficacy and safety profile VK2809 has shown in this study,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “VK2809’s effect on liver fat at 12 weeks appears to exceed all other oral agents currently in development for NASH, supporting our view that VK2809 has a best-in-class profile.  Based on published data from multiple studies, we anticipate that these liver fat reductions would result in longer-term histologic benefit.  In addition, the improvement in lipid parameters observed in this study suggests potential benefits in cardiovascular health, an important consideration in this population.  We look forward to pursuing further development of VK2809 in NASH.”

Study Design

The Phase 2 study was a randomized, double-blind, placebo-controlled, parallel-group study designed to evaluate the efficacy, safety and tolerability of VK2809 in patients with elevated LDL-C and NAFLD.  Patients were randomized to receive placebo (n = 14), 10 mg VK2809 dosed every other day (QOD, n = 15), or 10 mg VK2809 dosed daily (QD, n = 16) for 12 weeks followed by a four-week off-drug phase.  The trial’s primary endpoint assessed the effect of VK2809 treatment on LDL-C after 12 weeks compared to placebo.  The secondary endpoint evaluated changes in liver fat content by MRI-PDFF in patients with a valid baseline and post-baseline MRI.

Conference Call Today at 8:00 a.m. ET

Viking will hold a conference call today at 8:00 a.m. ET to discuss the results of the Phase 2 study of VK2809.  To participate on the conference call, please dial 844-850-0543 from the U.S. or 412-317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until September 25, 2018 by dialing 877-344-7529 from the U.S. or 412-317-0088 from outside the U.S. and entering conference ID 10124232.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking's website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 7 days on the company's website at www.vikingtherapeutics.com.

About VK2809

VK2809 is an orally available, tissue and receptor-subtype selective agonist of the thyroid beta receptor (TRβ) that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promising therapeutic potential in a range of lipid disorders. The compound successfully achieved primary and secondary endpoints in a Phase 2 study for the treatment of patients with elevated LDL-C and non-alcoholic fatty liver disease (NAFLD).  The company is also preparing to evaluate VK2809 in a Phase 1 study for the treatment of patients with GSD Ia.  VK2809 belongs to a family of novel prodrugs, which are cleaved in vivo to release potent thyromimetics.  Selective activation of the TRß receptor in liver tissue is believed to favorably affect cholesterol and lipoprotein levels via multiple mechanisms, including increasing the expression genes associated with lipid metabolism and clearance.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared to patients who received placebo.  The company's second clinical program is evaluating VK2809, a small molecule thyroid beta agonist.  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content.  VK2809 was shown to be safe and well-tolerated in the study.  The company is also developing VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Additional programs include novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.  Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK2809 and its prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK5211 and VK2809; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante, Vice President of Finance and Operations

858-704-4660

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com